Exhibit 23.6

Consent of Independent Valuation Specialist

To The Board of Directors
China Biologic Products, Inc.

Independent Valuation Report of Yang Gu Plasma Collection Station

We consent to the disclosure of our name in the Report of China Biologic Products, Inc. on Form SB-2 regarding our report dated September 21, 2006 on the valuation of the above plasma station.

/s/ Liao Cheng Jin Shi Certified Public Accounts Ltd

Liao Cheng Jin Shi Certified Public Accounts Ltd

October 15, 2007